Rouse Properties Reports First Quarter 2014 Results
- Executes Contract to Purchase Bel Air Mall for $135.2 Million -
- Increasing Full Year 2014 Guidance Range by $0.03 Per Share -
- Eighth Consecutive Quarter of Over 525,000 Square Feet of Leases Signed -
- Initial Rental Rate Spread for New and Renewal Leases Increased 10.2% -
- Completed Equity Offering Raising $150.7 Million -
- First Quarter Core FFO Increased by 5.4% to $0.39 Per Share -

New York, NY, May 5, 2014 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE) a national owner of regional enclosed malls, today announced consolidated results for the three months ended March 31, 2014.
"We had a solid start to 2014 across our entire platform as we continue to implement the operational and strategic growth initiatives that we have pursued since our formation over two years ago," stated Andrew Silberfein, President and Chief Executive Officer. "We leased 529,000 square feet, our eighth straight quarter exceeding 525,000 square feet. Our inline leasing continued its upward trend, with strong leasing spreads and an increase in our signed but not yet open leases, which have grown to $16.5 million of annual incremental revenue, and should positively impact our results in the quarters to come."

Mr. Silberfein continued, "the severe weather in the first quarter of 2014 brought with it some short term impacts, including higher than anticipated snow removal and utility expenses, without which same property Core NOI would have increased 1.8%. We expect our capital initiatives, along with our leasing efforts, will provide the basis for strong visible growth through the year and in the years to come. Further, our pipeline of potential acquisitions remains robust. We are excited to acquire the Bel Air Mall in Mobile, Alabama, which is a solid fit for Rouse, and offers the attractive entry price with opportunities for additional upside that we seek in our acquisition program."

Operational and Financial Highlights First Quarter 2014

•
Total average rental rates for new and renewal leases, on a same suite basis, rose 13.4% and the initial rental rates for new and renewal leases increased 10.2%, on average, for leases executed during the quarter ended March 31, 2014.

•	Total portfolio average mall in-place rent for tenants less than 10,000 square feet increased 0.5%, year over year, to $39.12 from $38.94 per square foot.

•	Leased 529,000 square feet in the quarter.

•
Inline leased percentage was 90.7% at quarter end, and was 93.5% with anchors, for the portfolio excluding Knollwood, Gateway and Steeplegate malls. The total portfolio percentage leased increased 70 basis points compared to the same period last year.

•	Permanent leased percentage ended the quarter at 80.7%, a 260 basis point increase compared to the end of the same period last year.

•	Portfolio tenant sales increased to $303 per square foot on a trailing twelve month basis.

Financial Results for the Three Months Ended March 31, 2014
Core FFO was $22.4 million, or $0.39 per diluted share, as compared to $18.3 million, or $0.37 per diluted share in the prior year period, a 5.4% per share increase (inclusive of the 8,050,000 shares that were issued during the quarter). The growth year over year was primarily due to properties acquired in 2013 as well as a reduction in interest expense due to a loan repayment and various refinancings within the portfolio.
Core NOI was $44.2 million as compared to $39.3 million in the prior year period. On a same property basis, Core NOI remained constant at $34.7 million for each of the three months ended March 31, 2014 and 2013.

Net loss narrowed to $(4.4) million or $(0.08) per basic and diluted share, as compared to a net loss of $(29.5) million or $(0.60) per basic and diluted share in the prior year period. The change in net loss was the result of an impairment charge of $21.7 million related to the Boulevard Mall that was recorded during the three months ended March 31, 2013.
Capital
In January 2014, we issued 8,050,000 shares in an underwritten public offering of our common stock at a public offering price of $19.50 per share and raised approximately $150.7 million after deducting the underwriting discount. The proceeds from this offering were used in part to paydown the $48.0 million outstanding balance of the 2013 Revolver. The proceeds from the offering will also be used for general corporate purposes, including to fund future acquisitions and working capital.
In February 2014, we retired the $27.6 million mortgage debt balance of the Bayshore Mall.
Acquisition
Rouse has executed a contract and completed its due diligence to acquire Bel Air Mall, in Mobile, Alabama, for approximately $135 million. We anticipate assuming an approximate $112 million, 5.30% fixed rate mortgage due in December 2015, with the remainder of the purchase price to be funded from cash on hand and available demand deposit. We expect to close on the purchase of this approximately 1.3 million square foot mall by the end of the second quarter 2014, subject to completion of the loan assumption process and customary closing conditions. There can be no assurance that the transaction will be completed within the contemplated time period or at all.  This mall is the only enclosed regional mall within a 60 mile radius, and serves an expansive trade area of more than 570,000 people across southern Alabama, Mississippi, and the Florida Panhandle.  Anchored by Dillards, Belk, Target, jcpenney and Sears, the mall features leading national retailers such as Victoria’s Secret, Francesca’s, Forever 21, Bath & Body Works, Journeys, Buckle and Footlocker, and inline tenants generate sales of approximately $340 per square foot.
Common Stock Dividend
On May 1, 2014, the Board of Directors declared a common stock dividend of $0.17 per share payable on July 31, 2014 to stockholders of record on July 15, 2014. The Company's objective is to continue to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning and acquisition plans continue to take effect.

2014 Guidance
The Company is increasing its full year 2014 guidance range for Core FFO to $1.57 to $1.61 per diluted share, based on management's expectation as of the date of this release. Full year guidance assumes the following: Same Property Core NOI(1) growth of 3.0% - 4.0%, general and administrative expense of $24.4 million to $24.6 million and net interest expense of $68.5 million to $69.1 million. The same property Core NOI range reflects impacts of higher snow removal, utilities expenses, and the downtime associated with recent tenant bankruptcies. The guidance presented includes the anticipated Bel Air acquisition, but does not include the effects of any additional property acquisitions, dispositions, or capital transaction activity completed subsequent to March 31, 2014.
A reconciliation of the range of estimated diluted net (loss) per share to estimated Core FFO per share for 2014 is as follows:

	For the year ended
	December 31, 2014
	Low	High
Expected net income per share	0.13	0.23
Add: Depreciation and amortization	1.11	1.09
Expected Funds From Operations per share	1.24	1.32
Other Core Funds From Operations adjustments (2)	0.33	0.29
Core Funds From Operations (3)	$1.57	$1.61

(1) The Same Property excludes acquisitions completed after January 1, 2013, Knollwood and Gateway Malls which will be undergoing construction to convert the assets from enclosed malls to open air power centers, and Steeplegate Mall which is encumbered by a non-recourse mortgage loan that matures in August 2014 and has been designated as a special consideration asset. An asset is designated as special consideration when a property has a heightened probability of being conveyed to its lender absent substantive renegotiation.
(2) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2014 Guidance includes:

	Low	High
Straight-line rent and above / below market lease amortization	9,500	8,750
Other expenses	1,250	750
Amortization of market rate adjustments	3,750	3,250
Amortization of deferred financing costs	4,000	3,500
Income taxes	700	600

(3) Assumes 2014 annualized weighted average common shares outstanding - diluted of 58,332,000.
Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 5:00 p.m. eastern standard time on May 5, 2014, to discuss first quarter 2014 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through May 19, 2014, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 13580606.
Forward-Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, and the Company's ability to increase margins, including net operating income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (property operating expenses, real estate taxes, repairs and maintenance, marketing, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss)

attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, and real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 34 malls in 21 states encompassing over 23.5 million square feet of retail space. For more information, visit www.rouseproperties.com.

Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2014 (Unaudited)	March 31, 2013 (Unaudited)
Revenues:
Minimum rents	$45,970	$38,729
Tenant recoveries	19,184	16,180
Overage rents	1,464	1,450
Other	1,221	1,134
Total revenues	67,839	57,493
Expenses:
Property operating costs	16,736	13,607
Real estate taxes	6,193	5,714
Property maintenance costs	3,176	3,278
Marketing	541	651
Provision for doubtful accounts	193	150
General and administrative	5,941	4,852
Depreciation and amortization	21,045	16,107
Other	674	497
Total expenses	54,499	44,856
Operating income	13,340	12,637

Interest income	172	201
Interest expense	(17,813)	(19,645)
Loss before income taxes and discontinued operations	(4,301)	(6,807)
Provision for income taxes	(124)	(35)
Loss from continuing operations	(4,425)	(6,842)
Loss from discontinued operations	—	(22,644)
Net loss	$(4,425)	$(29,486)

Loss from continuing operations per share- Basic and Diluted (1)	$(0.08)	$(0.14)

Net loss per share - Basic and Diluted (1)	$(0.08)	$(0.60)

Dividends declared per share	$0.17	$0.13

Comprehensive loss:
Net loss	$(4,425)	$(29,486)
Other comprehensive loss:
Unrealized loss on financial instrument	(286)	—
Comprehensive loss	$(4,711)	$(29,486)

(1) Calculated using weighted average number of shares of 56,129,522 and 49,332,151 for the three months ended March 31, 2014 and 2013, respectively.

Consolidated Balance Sheets

(In thousands)	March 31, 2014 (Unaudited)	December 31, 2013

Assets:
Investment in real estate:
Land	$353,061	$353,061
Buildings and equipment	1,602,658	1,595,070
Less accumulated depreciation	(157,957)	(142,432)
Net investment in real estate	1,797,762	1,805,699
Cash and cash equivalents	16,120	14,224
Restricted cash	45,269	46,836
Demand deposit from affiliate (1)	50,051	—
Accounts receivable, net	33,618	30,444
Deferred expenses, net	47,259	46,055
Prepaid expenses and other assets, net	70,036	76,252
Total assets	$2,060,115	$2,019,510

Liabilities:
Mortgages, notes and loans payable	$1,374,256	$1,454,546
Accounts payable and accrued expenses, net	95,179	109,683
Total liabilities	1,469,435	1,564,229

Commitments and contingencies	—	—

Equity:
Preferred stock (2)	—	—
Common stock (3)	578	497
Additional paid-in capital	705,827	565,798
Accumulated deficit	(115,550)	(111,125)
Accumulated other comprehensive loss	(286)	—
Total stockholders' equity	590,569	455,170
Non-controlling interest	111	111
Total equity	590,680	455,281
Total liabilities and equity	$2,060,115	$2,019,510

(1) Demand deposit with Brookfield U.S. Holdings Inc. The note earns interest at LIBOR (30 day) plus 1.05% and is payable on the earlier of three days notice or on August 14, 2014.
(2) Preferred stock: $0.01 par value; 50,000,000 shares authorized, 0 issued and outstanding at March 31, 2014 and December 31, 2013.
(3) Common stock: $0.01 par value; 500,000,000 shares authorized, 57,745,085 issued and 57,740,925 outstanding as of March 31, 2014 and 49,652,596 issued and 49,648,436 outstanding as of December 31, 2013.
.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	March 31, 2014					March 31, 2013
(In thousands)	(Unaudited)					(Unaudited)
	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$45,970	$—	$45,970	$3,132	$49,102	$38,729	$1,419	$40,148	$3,906	$44,054
Tenant recoveries	19,184	—	19,184	—	19,184	16,180	818	16,998	—	16,998
Overage rents	1,464	—	1,464	—	1,464	1,450	54	1,504	—	1,504
Other	1,221	—	1,221	—	1,221	1,134	95	1,229	—	1,229
Total revenues	67,839	—	67,839	3,132	70,971	57,493	2,386	59,879	3,906	63,785
Operating Expenses:
Property operating costs (2)	16,736	—	16,736	(31)	16,705	13,607	798	14,405	(31)	14,374
Real estate taxes	6,193	—	6,193	—	6,193	5,714	160	5,874	—	5,874
Property maintenance costs	3,176	—	3,176	—	3,176	3,278	136	3,414	—	3,414
Marketing	541	—	541	—	541	651	28	679	—	679
Provision for doubtful accounts	193	—	193	—	193	150	(11)	139	—	139
Total operating expenses	26,839	—	26,839	(31)	26,808	23,400	1,111	24,511	(31)	24,480

Net operating income	41,000	—	41,000	3,163	44,163	34,093	1,275	35,368	3,937	39,305

General and administrative (3)(4)	5,941	—	5,941	(6)	5,935	4,852	—	4,852	(31)	4,821
Other (5)	674	—	674	(674)	—	497	—	497	(497)	—
Subtotal	34,385	—	34,385	3,843	38,228	28,744	1,275	30,019	4,465	34,484

Interest income	172	—	172	—	172	201	—	201	—	201
Interest expense	—	—	—	—	—	—	—	—	—	—
Amortization and write-off of market rate adjustments	(574)	—	(574)	574	—	(1,298)	(588)	(1,886)	1,886	—
Amortization and write-off of deferred financing costs	(1,272)	—	(1,272)	1,272	—	(2,100)	(54)	(2,154)	2,154	—
Debt extinguishment costs	—	—	—	—	—	(885)	—	(885)	885	—
Interest on debt	(15,967)	—	(15,967)	—	(15,967)	(15,362)	(1,048)	(16,410)	—	(16,410)
Provision for income taxes	(124)	—	(124)	124	—	(35)	—	(35)	35	—
Funds from operations	$16,620	$—	$16,620	$5,813	$22,433	$9,265	$(415)	$8,850	$9,425	$18,275
Funds from operations per share - basic and diluted (6)					$0.40					$0.37
Funds from operations per share - diluted (7)					$0.39					$0.37

(1) Core adjustments includes the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(625) and $(964), above / below market lease amortization of $3,757 and $4,620 and tenant inducement amortization of $0 and $(250) for the three months ended March 31, 2014 and 2013, respectively.
(2) Core adjustments include above / below market ground lease amortization of $31 for each of the three months ended March 31, 2014 and 2013.
(3) General and administrative costs include $820 and $719 of non-cash stock compensation expense for the three months ended March 31, 2014 and 2013, respectively.
(4) Core adjustments include amounts for the corporate and regional office straight-line rent of $6 and $31 for the three months ended March 31, 2014 and 2013, respectively.
(5) Core adjustments include property acquisition costs.
(6) Calculated using weighted average number of shares of common stock of 56,129,522 and 49,332,151 for the three months ended March 31, 2014 and 2013, respectively.
(7) Assumes 56,865,136 and 49,990,645 diluted shares of common stock for the three months ended March 31, 2014 and 2013, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended
(In thousands)	March 31, 2014(unaudited)	March 31, 2013 (unaudited)

Reconciliation of NOI to GAAP Operating Income
NOI:	$41,000	$35,368
Discontinued operations	—	(1,275)
General and administrative	(5,941)	(4,852)
Other	(674)	(497)
Depreciation and amortization	(21,045)	(16,107)
Operating income	$13,340	$12,637

Reconciliation of FFO to GAAP Net loss attributable to common stockholders
FFO:	$16,620	$8,850
Discontinued operations	—	(22,229)
Depreciation and amortization	(21,045)	(16,107)
Net loss attributable to common stockholders	$(4,425)	$(29,486)

Weighted average numbers of shares outstanding	56,129,522	49,332,151
Net loss per share	$(0.08)	$(0.60)
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Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com